UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a−101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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Northern Lights Fund Trust IV
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Subject: A call from our office about your Monarch Funds vote

Dear [Client name],

I wanted to give you a quick heads-up. Over the next week, a member of Kingsview's corporate office team in Grants Pass, Oregon, may call you on my behalf to help with a shareholder vote for the Monarch Funds ETFs held in your portfolio.

Why you're receiving a ballot
When FTV Capital invested in Kingsview earlier this fall, you consented to that change through your advisory agreement with us. Because you also own Monarch ETFs, the funds need that same approval once more, this time as a shareholder vote. The funds' Board of Trustees unanimously recommends voting FOR, and management fees are not changing.

You can vote now and skip the call
Your ballot arrived this week, either as a paper ballot or an email from Raymond James titled "Vote now! MONARCH FUNDS Special Meeting" (Charles Schwab clients can also find it under Proxy Events on Schwab.com). You can vote in a couple of minutes:

- Online at www.proxyvote.com, using the 16-digit control number on your ballot or email
- By phone at 800-454-8683

Each fund and each account has its own ballot, so you may have more than one. Votes are due by November 9, 2026.

About the call
Our team will simply walk you through the ballot you already have. They will never ask for your Social Security number, passwords, or account login. If you'd like to confirm a call is from us, just call my office at [FA office number].

Thank you for your trust, and please reach out with any questions.

Best regards,
[FA name]
[Title], Kingsview Partners
[Phone] | [Email]